OAK BROOK CAPITAL IV, INC.

                                    AND

                             PVAXX CORPORATION

                       ARTICLES OF SHARE EXCHANGE


Pursuant to the provisions of the Colorado Business Corporation Act (CRS 7-111-107, ET SEQ., as amended) the undersigned corporations adopt the following Articles of SHARE EXCHANGE:

FIRST: ATTACHED HERETO AS EXHIBIT A is the Plan of Share Exchange of OAK BROOK CAPITAL IV, INC. ("Parent Corporation"), a Colorado corporation, and PVAXX CORPORATION ("Subsidiary Corporation"), a Florida corporation, a copy of which has been mailed to all respective shareholders.

SECOND: The Plan of Share Exchange was duly adopted by the Boards of Directors of the respective corporations on May 19, 2000 and approved by the Board of Directors and majority of the shareholders of OAK BROOK CAPITAL IV, INC. on June 26, 2000, and by the shareholders of PVAXX CORPORATION on May 19, 2000, in the manner prescribed by the Florida General Corporation Law. THE NUMBER OF SHARES VOTED FOR THE PLAN OF SHARE EXCHANGE WAS, WITH RESPECT TO EACH CORPORATION, SUFFICIENT FOR APPROVAL AS SET FORTH BELOW.

(A) The number of shares of OAK BROOK CAPITAL IV, INC. outstanding at the time of such adoption was 1,228,000, and the number of Shares entitled to vote thereon was:

     1,228,000.

     The number of shares of PVAXX CORPORATION outstanding at the time of such adoption was TWENTY MILLION (20,000,000), and the number of shares entitled to vote thereon was:

     20,000,000

     The designation and number of outstanding shares of each class entitled to vote thereon as a class were:

     NONE.

The address of the registered office of the corporation shall continue to be 17 West Cheyenne Mountain Boulevard, Colorado Springs, Colorado 80906, and the name of the registered agent at such address is Mark T. Thatcher, Esq. Either the registered office or the registered agent may be changed in the manner provided by law.


                        __________________________
                             REGISTERED AGENT

(B) The number of shares voted for such Plan of Share Exchange by OAK BROOK CAPITAL IV, INC. was 1,105,200, and the number of shares voted against such Plan of Merger was:

     NONE.

     The number of shares voted for such Plan of Share Exchange by PVAXX Corporation, was 19,400,000, and the number of shares voted against such Plan of Share Exchange was:

     NONE.


IN WITNESS WHEREOF, the following persons have duly executed and verify these Articles of Share Exchange this 26{th} day of June, 2000.

                              OAK BROOK CAPITAL IV, INC.,
                              a Colorado corporation
Attest:


/s/ Gerard Werner             /s/ Mark T. Thatcher

_____________________         By:______________________
                              MARK T. THATCHER,
                              President

                              PVAXX CORPORATION
                              a Florida corporation


                              /s/ Henry Stevens

                              By:_________________________________
                              HENRY STEPHENS,
                              President